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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                         Date of Report: January 9, 1997



                            STONE MEDIA CORPORATION

             (Exact name of registrant as specified in its charter)



                                    Colorado
                          ----------------------------
                             State of Incorporation


     33-18050                                          87-0447213
----------------------                   ---------------------------------------
Commission File Number                   (I.R.S. Employer Identification Number)


           634 Preston Royal, Suite 214, Dallas, Texas          75230
           ----------------------------------------------------------
          (Address of Principal Executive Offices)          (zip code)

                                 (214) 361-2094
                      ------------------------------------
              (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------
     (Registrant's former name, former address, and former fiscal year, if changed since last report)

       Indicate by check mark whether Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


              (1)  Yes  X        No
                       -----         -----

              (2)  Yes  X       No
                       ----         -----





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                            STONE MEDIA CORPORATION

                                    Form 8-K
                      Current Report Dated January 9, 1997

Item 5. Other Events

       On December 16, 1996, a Memorandum of Understanding (the "MEMORANDUM") was executed by and between Stone Media Corporation ("STONEMEDIA") and the Alphatec Group, Bangkok, Thailand ("ALPHATEC"). Alpha CommSat, Co., Ltd., currently a 23% of StoneMedia's common stock, is a member of Alphatec.

       Pursuant to such Memorandum, Alphatec has funded US$200,000 to provide StoneMedia with funds necessary to its payroll, certain payables which have been due for ninety (90) days or more, and certain payables necessary to implement its third quarter goals.

       Pursuant to the Memorandum, Alphatec has also agreed to consider injecting an additional US$800,000 into StoneMedia. The initial and subsequent injections will be in the form of either a shares purchase or a convertible share options purchase upon terms yet to be agreed and decided upon.

       The Memorandum provides that additional injections, if any, will be issued in several traunches ranging US$100,000 to US$200,000, with the approval and delivery of each traunch being subject to certain milestones of commitments and actions on the part of StoneMedia. Such milestones and commitments have yet to be determined. The Memorandum provides that StoneMedia will issue a statement on how the first traunch will be spent, as well as how future injections, if any, would be allocated (where and when). Additionally, StoneMedia is to expedite establishment of its joint venture with Alpha CommSat, previously disclosed in StoneMedia's Form 8-K, dated January 29, 1996, reference to which is made hereto. The completion of the items above would be taken into consideration in the issuance of the next traunch to StoneMedia.

       StoneMedia and Alphatec have agreed that Alphatec will assume responsibilities, related to the identification and hiring of a suitable Chief Financial Officer ("CF0") The Memorandum provides that, as part of such responsibilities, and while this is in motion, Alpha would send a team consisting of a finance accounting manager level and an assistant (accounting auditing) from one of Alphatec's companies. The responsibilities of such team would be as follows (on an as needed basis):


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              a.     Review, revise or set-up the current accounting/recording
                     any items;

              b. Prepare an updated report on the current financial status or StoneMedia and making a short-term financial plan and projections, including working capital requirements.

              c. Review with StoneMedia's underwriters the proposed "road show" effort and work with them to bring the same to realization;

              d. Establish short-term, Internal control, monthly operational reports and accounts (management report), and prepare formal quarterly reports for submission to the Board of Directors of StoneMedia;

              e. Prepare operations manuals, and procedures for recording account transactions, processing and approvals.

       The Memorandum provides that the Alphatec team would be in place at StoneMedia for 6 to 9 months during which period a CFO would be identified who would form his/her team and carry on with the development of such matters. It is proposed that the salaries of the first team would be in the form of "service fees" payable to Alphatec. Compensation would include allowance for temporary housing for the duration of the term.

       It Is anticipated that the Alphatec team under the supervision of Khun Anandvichai Dhanasunthorn will commence its operations in StoneMedia's Dallas, Texas offices on or about January 15, 1997. Khun Anandvichai has been assigned, personally by Khun Somkuan Uswachoke (CEO of Alphatec and a director of StoneMedia), as the representative of Alphatec, to oversee all corporate financial matters related to StoneMedia and will oversee, with the Chief Executive Officer of StoneMedia, the financial/accounting management of StoneMedia. Additionally, Khun Anandvichai will also be responsible to review, monitor and follow-up on the various projects currently and in the pipeline for implementation and investment by StoneMedia. He will also be responsible for initiating within StoneMedia a system of compiling and submitting regular progress and expenditure reports and on these projects and In such preparations. StoneMedia will assign personnel who would work with Khun Anandvichai to undertake such responsibility (marketing, operations, technical productions/sourcing, and accounting). These reports would be made to Alpha as well as to the Board. Such reports indicated will be considered by Alphatec in making subsequent payment traunches to StoneMedia.

       The Alphatec team will be under the leadership of Khun Somchai. Khun Somchai, has 15 years of working experience, including: Senior Staff, Foreign Exchange/Trading Department of the Siam Commercial Bank (Public) Co., Ltd.; Senior Supervisor, Assets Accounting Department of Thai Airways International (Public) Co., Ltd.; Treasury of NS





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Electronics; Treasury of Alphatec USA, Santa Clara.

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duty caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                STONE MEDIA CORPORATION,
                                a Colorado corporation





                                By: /s/ RICHARD KINCAID
                                    --------------------------------------------
                                    Richard Kincaid
                                    Treasurer and Acting Chief Financial Officer
                                    Dated: January 9, 1996



                                By: /s/ ROBERT KINCAID
                                    --------------------------------------------
                                    Robert R. Kincaid
                                    Chief Operating Officer
                                    Dated: January 9, 1996






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